Stifel Financial Corp. 2nd Quarter 2009 Fiscal Year Earnings Conference Call August 10, 2009

Forward-Looking Statements This presentation may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks, assumptions and uncertainties, including statements relating to the market opportunity and future business prospects of Stifel Financial Corp., as well as Stifel, Nicolaus and Company, Inc. and its other subsidiaries (collectively, "SF" or the "Company"). These statements can be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect" and similar expressions. In particular, these statements may refer to our goals, intentions and expectations, our business plans and growth strategies, our ability to integrate and manage our acquired businesses, estimates of our risks and future costs and benefits, and forecasted demographic and economic trends relating to our industry. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under federal securities laws. Actual results may differ materially and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ are included in the Company's annual and quarterly reports and from time to time in other reports filed by the Company with the Securities and Exchange Commission and include, among other things changes in general economic and business conditions, actions of competitors, regulatory actions, changes in legislation and technology changes. To supplement our financial statements presented in accordance with GAAP, management uses certain non-GAAP measures of financial performance and liquidity. These non-GAAP measures are in addition to results prepared by the Company in accordance with GAAP, and should only be considered together with the Company's GAAP results.

2nd Quarter 2009 Highlights

YTD Highlights

Chairman's Comments

Income Statement

Normalized Pro Forma

Source of Revenues

Principal Transactions

Segment Comparison Total net revenues increased 25% despite difficult market conditions in 2Q09.

YTD Segment Comparison (Excludes Acquisitions) Balanced business model facilitates growth during volatile markets Stable PCG business is augmented by profitable and growing Capital Markets.

Private Client Group Income Statements Commission & fee growth impacted by market decline Margins were lower due to market conditions, decline of managed money balances, and the opening of new offices and hiring Financial Advisors.

Capital Markets Income Statements Industry wide slowdown in trading activity offset by market share gains Investment Banking weakness is driven by lack of public market activity

Capital Markets Revenues Commissions & principal transactions increased 51% during the quarter Advisory business grew in the quarter

Stifel Bank & Trust Income Statements

Stifel Bank & Trust Balance Sheet Investment portfolio grew $74 million from 3/31/09 to total $133 million as of 6/30/09 Purchases since quarter-end added an additional $85 million, increasing the portfolio to $219 million The $159 million in purchases represent more than a 300 basis increase in yield over cash alternatives Agency MBS comprise 44% of the portfolio, which represents the largest sector in the portfolio; No other sector comprises more than 16% of the portfolio As of 6/30/09, cash and cash equivalents totaled $157 million Retained loan portfolio declined $1.3 million, or 1%, to total $182 million from 3/31/2009 Mortgage Banking Over $521 million in loans sold into the secondary market over the first six months of 2009, compared to $330 million for all of fiscal 2008 Gross mortgage revenues totaled $7.0 million for the six months ended 6/30/09, compared to $4.4 million for all of fiscal 2008 Only $8.1 million in retained mortgage loan originations in the six months ended 6/30/09 with a weighted average LTV of 47% and weighted average FICO of 786 Credit Quality Allowance as a percentage of gross loans was 1.66%, which represented a 19 basis point increase from 3/31/2009 Trailing 12 month losses as a percentage of average loans was 0.39% Other real estate owned decreased $2.5 million, or 57%, from 3/31/09 due to the sale of a $2.2 million commercial real estate property

Stifel Financial Balance Sheet Graphs Total Assets, Total Capitalization, Leverage Ratio, Book Value per Share

Capital Structure

Level 3 Assets

Other Financial Data

Stifel Outlook Unstable conditions in the Private Client market presents opportunity for Stifel to continue to grow organically and through M&A The uncertainty surrounding the largest domestic and European private client platforms impacts thousands of US-based Financial Advisors. Success with UBS signings is testament to the PCG platform Balanced business mix facilitates growth during volatile markets 50% of 2009 revenues generated by PCG and 48% by Capital Markets. Capital Markets turmoil creates a pool of very qualified candidates All segments of Capital Markets continued to build out platform and hire in 2009. Added Convertible capability to the ECM platform in 1Q09

Market Turmoil = Opportunity Stifel has one of the fastest growing private wealth management businesses in the industry. Stifel Equity Research is 3rd largest research department in the U.S. and the largest provider of small cap coverage.

Growth

Q&A - Questions and Answers

Q&A - Questions and Answers